Exhibit 2.1

Case 18-36057     Document 238     Filed in TXSB on 12/12/18     Page 1 of 54

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
GASTAR EXPLORATION INC., et al.,[1]	§	Case No. 18-36057 (MI)
§
Debtors.	§	(Jointly Administered)
§

DEBTORS’ JOINT PREPACKAGED PLAN (AS MODIFIED) OF

REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Ross M. Kwasteniet, P.C. (admitted pro hac vice)	Patricia B. Tomasco (TX Bar No. 01797600)
John R. Luze (admitted pro hac vice)	Matthew D. Cavenaugh (TX Bar No. 24062656)
KIRKLAND & ELLIS LLP	JACKSON WALKER L.L.P.
KIRKLAND & ELLIS INTERNATIONAL LLP	1401 McKinney Street, Suite 1900
300 North LaSalle	Houston, Texas 77010
Chicago, Illinois 60654	Telephone:	(713) 752-4200
Telephone: (312) 862-2000	Facsimile:	(713) 752-4221
Facsimile: (312) 862-2200

-and-

Anna G. Rotman, P.C. (TX 24046761)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
609 Main Street
Houston, Texas 77002
Telephone: (713) 836-3600
Facsimile: (713) 836-3601

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: December 12, 2018

1

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Gastar Exploration Inc. (1640), and Northwest Property Ventures LLC (8685). The location of the Debtors’ service address is: 1331 Lamar Street, Suite 650, Houston, Texas 77010.

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TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	12
D.	Governing Law	13
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13
G.	Controlling Document	13

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS AND PRIORITY TAX CLAIMS		13
A.	Administrative Claims	13
B.	DIP Claims	14
C.	Professional Fee Claims	14
D.	Priority Tax Claims	15

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		15
A.	Classification of Claims and Interests	15
B.	Treatment of Claims and Interests	16
C.	Certain Provisions Effective Upon the Occurrence of a DIP Toggle Event	20
D.	Release of Statutory Liens	21
E.	Special Provision Governing Unimpaired Claims	21
F.	Elimination of Vacant Classes	21
G.	Voting Classes, Presumed Acceptance by Non-Voting Classes	21
H.	Intercompany Interests	21
I.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	21
J.	Controversy Concerning Impairment	22
K.	Subordinated Claims	22

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		22
A.	General Settlement of Claims and Interests	22
B.	Restructuring Transactions	22
C.	Definitive Documentation	23
D.	Reorganized Debtors	23
E.	Sources of Consideration for Plan Distributions	23
F.	Holders of Working and Similar Interests	26
G.	Corporate Existence	27
H.	Vesting of Assets in the Reorganized Debtors	27
I.	Cancellation of Existing Securities and Agreements	27
J.	Corporate Action	28
K.	New Organizational Documents	28
L.	Directors and Officers of the Reorganized Debtors	28
M.	Effectuating Documents; Further Transactions	29
N.	Certain Securities Law Matters	29
O.	Section 1146 Exemption	29
P.	Management Incentive Program	30
Q.	Employee and Retiree Benefits	30
R.	Corporate Structuring Transactions	30
S.	Preservation of Causes of Action	30

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	31
B.	Indemnification Obligations	32

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases Assumed	32
D.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	33
E.	Insurance Policies	33
F.	Reservation of Rights	33
G.	Nonoccurrence of Effective Date	34
H.	Contracts and Leases Entered Into After the Petition Date	34

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		34
A.	Timing and Calculation of Amounts to Be Distributed	34
B.	Disbursing Agent	34
C.	Rights and Powers of Disbursing Agent	34
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
E.	Compliance with Tax Requirements	36
F.	Allocations	36
G.	No Postpetition Interest on Claims	36
H.	Foreign Currency Exchange Rate	36
I.	Setoffs and Recoupment	36
J.	Claims Paid or Payable by Third Parties	37

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Disputed Claims Process	37
B.	Allowance of Claims	38
C.	Claims Administration Responsibilities	38
D.	Adjustment to Claims or Interests without Objection	38
E.	Disallowance of Claims or Interests	38
F.	No Distributions Pending Allowance	38
G.	Distributions After Allowance	39
H.	No Interest	39

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Discharge of Claims and Termination of Interests	39
B.	Release of Liens	39
C.	Releases by the Debtors	40
D.	Releases by Holders of Claims and Interests	40
E.	Exculpation	41
F.	Injunction	41
G.	SEC Rights Reserved	42
H.	Protections Against Discriminatory Treatment	42
I.	Document Retention	42
J.	Reimbursement or Contribution	42

ARTICLE IX. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN		42
A.	Conditions Precedent to the Effective Date	42
B.	Waiver of Conditions	43
C.	Effect of Failure of Conditions	43

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		43
A.	Modification and Amendments	43
B.	Effect of Confirmation on Modifications	44
C.	Revocation or Withdrawal of Plan	44

ARTICLE XI. RETENTION OF JURISDICTION		44

ARTICLE XII. MISCELLANEOUS PROVISIONS		46
A.	Immediate Binding Effect	46

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B.	Additional Documents	46
C.	Payment of Statutory Fees	46
D.	Statutory Committee and Cessation of Fee and Expense Payment	46
E.	Reservation of Rights	47
F.	Successors and Assigns	47
G.	Notices	47
H.	Term of Injunctions or Stays	48
I.	Entire Agreement	48
J.	Exhibits	48
K.	Nonseverability of Plan Provisions	48
L.	Votes Solicited in Good Faith	48
M.	Closing of Chapter 11 Cases	49
N.	Waiver or Estoppel	49
O.	Conflicts	49

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INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Article I.A of this Plan. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and accomplishments during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” has the meaning given to such term in Article IV.N of this Plan.

2. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if such Entity were a Debtor.

4. “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors, in consultation with the Consenting Parties, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

5. “Applicable Premium” has the meaning set forth in Section 2.09 of the Term Loan Credit Agreement.

6. “Ares Equity Holders” means, collectively, AF V ENERGY I AIV A1, L.P., AF V ENERGY I AIV A2, L.P., AF V ENERGY I AIV A3, L.P., AF V ENERGY I AIV A4, L.P., AF V ENERGY I AIV A5, L.P., AF V ENERGY I AIV A6, L.P., AF V ENERGY I AIV A7, L.P., AF V ENERGY I AIV A8, L.P., AF V ENERGY I AIV A9, L.P., AF V ENERGY I AIV A10, L.P., AF V ENERGY I AIV A11, L.P., AF V ENERGY I AIV A12, L.P., AF V ENERGY I AIV A13, L.P., AF V ENERGY I AIV B1, L.P. in their capacities as holders of Existing Common Interests.

7. “Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases that will be assumed, subject to the consent of the Consenting Parties, by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.

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8. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

9. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

11. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

12. “Cargill” means Cargill, Inc.

13. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

14. “Cash-Out Election” has the meaning given to such term in Article IV.E.2 of the Plan.

15. “Catch-Up Payment Amount” has the meaning given to such term in Article III.B.3 of the Plan.

16. “Causes of Action” means any claims, interests, damages, liabilities, judgments, remedies, causes of action, controversies, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, interests, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, choate or inchoate, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, or equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law preferential or fraudulent transfer or similar claim.

17. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

18. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

19. “Claims and Balloting Agent” means BMC Group, Inc., the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

20. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

21. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

22. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

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24. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

25. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

26. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A of the Plan having been (a) satisfied or (b) waived pursuant to Article IX.B of the Plan.

27. “Consenting Parties” means the Consenting Term Lender, the Consenting Second Lien Noteholders and the Ares Equity Holders.

28. “Consenting Second Lien Noteholders” means, collectively, AF V ENERGY I AIV A1, L.P., AF V ENERGY I AIV A2, L.P., AF V ENERGY I AIV A3, L.P., AF V ENERGY I AIV A4, L.P., AF V ENERGY I AIV A5, L.P., AF V ENERGY I AIV A6, L.P., AF V ENERGY I AIV A7, L.P., AF V ENERGY I AIV A8, L.P., AF V ENERGY I AIV A9, L.P., AF V ENERGY I AIV A10, L.P., AF V ENERGY I AIV A11, L.P., AF V ENERGY I AIV A12, L.P., AF V ENERGY I AIV A13, L.P., and AF V ENERGY I AIV B1, L.P. in their capacities as Second Lien Noteholders.

29. “Consenting Term Lender” means AF V Energy I Holdings, L.P., in its capacity as Term Lender.

30. “Consummation” means the occurrence of the Effective Date.

31. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

32. “Debtors” means, collectively, Gastar Exploration Inc. and Northwest Property Ventures LLC.

33. “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto); (b) the RSA (including the “Definitive Documentation” as defined therein); (c) any document or agreement comprising the Plan Supplement; (d) the Disclosure Statement; (e) the DIP Credit Agreement and the DIP Loan Documents; (f) the DIP Orders; (g) the First Lien Exit Facility Documents; (h) the Second Lien Exit Facility Documents; (i) the Warrant Agreement and any other document or agreement relating to the New Warrants; (j) the New Organizational Documents; (k) the Confirmation Order; (l) the Hedge Party RSA and Hedge Party Term Sheet; (m) the Hedge Party Secured Note Documents; (n) the Stockholders Agreement, as applicable; and (o) such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Plan and the RSA.

34. “DIP Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

35. “DIP Claim” means any Claims of the DIP Lenders or the DIP Agent arising under or relating to the DIP Loan Documents or the DIP Orders, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement.

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36. “DIP Credit Agreement” means that certain credit agreement for an approximately $383.9 million superpriority debtor-in-possession financing facility entered into in accordance with the DIP Orders by and between the Debtors, the DIP Agent, and the DIP Lenders.

37. “DIP Facility Payoff” has the meaning given to such term in Article II.B of this Plan.

38. “DIP Lenders” means the lenders under the DIP Credit Agreement.

39. “DIP Loan Documents” means any supplements, notes, certificates, agreements, security agreements, documents, or instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

40. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

41. “DIP Toggle Event” shall have occurred upon (a) the occurrence of an Event of Default (as defined in the DIP Credit Agreement) and (b) the delivery to the Debtors and filing on the docket of the Chapter 11 Cases, in each case by the Majority DIP Lenders (as defined in the DIP Credit Agreement) or DIP Agent at the direction of the Majority DIP Lenders, of a notice stating that the DIP Toggle Event has occurred.

42. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

43. “Disclosure Statement” means the Disclosure Statement Relating to Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated October 26, 2018, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

44. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

45. “Distribution Record Date” means other than with respect to publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors and the Consenting Parties.

46. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A. of the Plan have been satisfied or waived in accordance with Article IX.B. of the Plan, and (c) the Debtors declare (subject to the consent of the Consenting Parties) that the Plan is effective.

47. “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.Q of the Plan.

48. “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

49. “Equitized Senior Obligations” means any amount of the DIP Claims and the Term Loan Claims not refinanced or otherwise paid or satisfied pursuant to the First Lien Exit Facility or the Second Lien Exit Facility, which shall be exchanged for New Common Equity, as set forth in this Plan.

50. “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

51. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

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52. “Exchange Act” means the Securities Exchange Act of 1934, as amended, 15 U.S.C. § 78a, et seq.

53. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (i) the Debtors; (ii) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (iii) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

54. “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

55. “Existing Common Interests” means all outstanding common shares of Gastar, together with any and all outstanding and unexercised or unvested warrants, options or other rights of any kind to acquire Gastar’s common shares.

56. “Existing Preferred Interests” means all outstanding Series A and Series B preferred shares of Gastar, together with any and all outstanding and unexercised or unvested warrants, options or other rights of any kind to acquire Gastar’s currently outstanding preferred shares of any series.

57. “Exit Facility Term Sheet” means the Exit Facility Term Sheet attached as Exhibit E to the RSA.

58. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

59. “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

60. “Final DIP Order” means Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) to be filed and approved by the Bankruptcy Court in the Chapter 11 Cases.

61. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

62. “First Lien Exit Facility Agent” means the administrative agent under the First Lien Exit Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the First Lien Exit Facility Loan Agreement.

63. “First Lien Exit Facility Documents” means the agreements memorializing the First Lien Exit Facility, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages or deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the First Lien Exit Facility.

64. “First Lien Exit Facility Lenders” means those lenders party to the First Lien Exit Facility Loan Agreement.

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65. “First Lien Exit Facility Loan Agreement” means that certain loan agreement memorializing the First Lien Exit Facility, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), the First Lien Exit Facility Agent, and the First Lien Exit Facility Lenders.

66. “First Lien Exit Facility” means, that certain $100 million first lien delayed draw term loan credit facility, the form of which shall be consistent with the RSA and the Exit Facility Term Sheet entered into, as applicable, by and among the Debtors, Reorganized Debtors, the First Lien Exit Facility Lenders, and the administrative agent thereunder, the documentation for which shall be set forth in the Plan Supplement.

67. “Gastar” means Gastar Exploration Inc.

68. “General Unsecured Claim” means any Claim that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court or (b) an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Term Loan Claim, a Second Lien Notes Claim, a Hedge Party Claim, a Statutory Lien Claim, a DIP Claim or a Subordinated Securities Claim.

69. “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

70. “Hedge Parties” means Cargill and NextEra, each in its capacity as holders of Hedge Party Claims.

71. “Hedge Party Claims Payment Amount” means an amount equal to 100% of the Hedge Party Claims.

72. “Hedge Party Claims” means, with respect to each Hedge Party, individually, or all Hedge Parties, collectively, as context requires, all Claims arising under or related to the Debtors’ prepetition hedging and/or swaps transactions entered into between any Debtor and such Hedge Party, including all liabilities and obligations outstanding as of the Petition Date and all claims arising out of any termination of such transactions, and reasonable, actual, and documented fees, costs, and expenses incurred in connection with such transactions.

73. “Hedge Party RSA” means that certain Hedge Party Restructuring Support Agreement, dated as of October 26, 2018, by and among the Debtors and the Hedge Parties, as may be amended, modified, or supplemented from time to time, in accordance with its terms

74. “Hedge Party Secured Note Documents” means the agreements and instruments memorializing the Hedge Party Secured Notes, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages or deeds of trust, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the First Lien Exit Facility.

75. “Hedge Party Secured Notes” means two new secured notes, each in an amount equal to the difference between (i) the full amount of the applicable Hedge Party Claims Payment Amount and (ii) the applicable Catch-Up Payment Amount, in each case of each of the Hedge Parties as of the Effective Date, by and among the Reorganized Debtors, on the one hand, and each of the Hedge Parties, on the other hand, which notes shall be secured by an uncapped first priority security interest in and lien on the collateral securing the respective Hedge Party Claims as of the Petition Date (that ranks pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Debtors (which, for the avoidance of doubt, may be the creditors under the First Lien Exit Facility) and otherwise in form and substance consistent with the Hedge Party Term Sheet.

76. “Hedge Party Term Sheet” means the Hedge Party Term Sheet attached as Exhibit A to the Hedge Party RSA.

77. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

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78. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

79. “Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor, other than any claims against any Debtor held by the Term Lenders and Second Lien Noteholders.

80. “Intercompany Interest” means (a) an Interest in one Debtor held by another Debtor or (b) an Interest in a Debtor held by an Affiliate of a Debtor, but excluding any Interest in a Debtor held by the Ares Equity Holders.

81. “Interest” means any Equity Security in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

82. “Interim DIP Order” means Interim Order Pursuant to Sections 105, 361, 362, 363, 364, and 507 of the Bankruptcy Code (I) Authorizing Debtors to Obtain Superpriority Secured Debtor-In-Possession Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Adequate Protection to the Primed Parties, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief to be filed and approved by the Bankruptcy Court in the Chapter 11 Cases.

83. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

84. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

85. “Management Incentive Plan” means that certain post-Effective Date management incentive plan that shall provide for ten percent (10%) of the New Common Equity, on a fully diluted basis, to be reserved for issuance to management of the Reorganized Debtors after the Effective Date at the discretion of the New Board and on terms to be determined by the New Board (including with respect to allocation, timing and structure of such issuance and the Management Incentive Plan).

86. “Milestones” means the milestones set forth in the Restructuring Term Sheet.

87. “New Board” means the board of directors of Reorganized Gastar.

88. “New Common Equity” means new common equity interests in Reorganized Gastar issued on the Effective Date, which equity may take the form of equity interests in a limited liability company or in a limited liability partnership or stock in a corporation.

89. “New Common Warrants” means the 3-year warrants exercisable for cash into up to 2.5% of the number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date with a strike price equal to, as of any applicable date of determination, (a) (i) the amount of the Second Lien Notes Claims outstanding as of immediately prior to the Effective Date plus (ii) the amount of interest that would have accrued (assuming such interest is compounded on each March 1, June 1, September 1 and December 1) on the Second Lien Notes Claims through such date if the Second Lien Notes Claims had remained outstanding after the Effective Date and through such date plus (iii) the amount of the Equitized Senior Obligations plus (iv) the amount of interest that would have accrued on the Equitized Senior Obligations through such date if the Equitized Senior Obligations had remained outstanding in accordance with their terms after the Effective Date and through such date (assuming such interest is compounded on each March 31, June 30, September 30 and December 31) plus (v) the aggregate liquidation preference of the Existing Preferred Interests as of immediately prior to the effectiveness of the Effective Date plus (vi) the amount of dividends that would have accrued on such Existing Preferred Interests through such date if the Existing Preferred Interests had remained outstanding after the Effective Date and through such date, divided by (ii) the number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued under the Plan on the Effective Date.

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90. “New Money DIP Loans” means up to $100 million in new money financing provided by the DIP Lenders pursuant to the DIP Loan Documents. For the avoidance of doubt, such loans shall not include any obligations arising under the Term Loan Credit Agreement that were refinanced on or after the Petition Dare pursuant to the DIP Loan Documents.

91. “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, limited liability company agreements, partnership agreements, or other organizational documents, investor rights agreements, or shareholders’ agreements, as applicable, which shall be consistent with the Restructuring Term Sheet and section 1123(a)(6) of the Bankruptcy Code (as applicable).

92. “New Preferred Warrants” means the 3-year warrants exercisable for cash into up to 2.5% of the number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of the New Common Equity outstanding on the Effective Date with a strike price equal to, as of any applicable date of determination, (a) (i) the amount of the Second Lien Notes Claims outstanding as of immediately prior to the Effective Date plus (ii) the amount of interest that would have accrued (assuming such interest is compounded on each March 1, June 1, September 1 and December 1) on the Second Lien Notes Claims through such date if the Second Lien Notes had been outstanding after the Effective Date and through such date plus (iii) the amount of the Equitized Senior Obligations plus (iii) the amount of interest that would have accrued on the Equitized Senior Obligations through such date if the Equitized Senior Obligations had remained outstanding in accordance with their terms after the Effective Date and through such date (assuming such interest is compounded on each March 31, June 30, September 30 and December 31) divided by (b) the number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued under the Plan on the Effective Date.

93. “New Warrant Value” means the value of the applicable New Preferred Warrants or New Common Warrants, as the case may be, as reasonably determined by the Debtors and the Consenting Parties using the Black Scholes model or such other valuation methodology as is customary for valuations of this type.

94. “New Warrants” means, collectively, the New Common Warrants and the New Preferred Warrants.

95. “NextEra” means NextEra Energy Marketing, LLC.

96. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

97. “Other Secured Claim” any claim against the Debtors (other than the Term Loan Claims, the Second Lien Notes Claims, the Hedge Party Claims, and the Statutory Lien Claims) that is: (a) secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

98. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

99. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

100. “Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

101. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing

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or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) New Organizational Documents; (b) First Lien Exit Facility Documents; (c) the Second Lien Exit Facility Documents; (d) the Hedge Party Secured Notes; (e) Schedule of Retained Causes of Action; (f) the Warrant Agreement; (g) the Stockholders Agreement, if applicable; (h) the Assumed Executory Contract and Unexpired Lease List; (i) the Rejected Executory Contract and Unexpired Lease List; and (j) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

102. “Plan” means this Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified, supplemented or restated from time to time in accordance with the terms herein and the RSA), including the Plan Supplement, which is incorporated herein by reference.

103. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

104. “Private Placement Securities” has the meaning given to such term in Article IV.N of this Plan.

105. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

106. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

107. “Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

108. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

109. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

110. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

111. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

112. “Rejected Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases, if any, determined to be rejected by the Debtors pursuant to the Plan with the consent of the Consenting Parties or Reorganized Debtors, as applicable, which list shall be included in the Plan Supplement.

113. “Released Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Parties; (d) the Term Lenders; (e) the Second Lien Noteholders; (f) the Ares Equity Holders; (g) the Term Agent; (h) the Second Lien Trustee; (i) the DIP Lenders; (j) the DIP Agent; (k) the First Lien Exit Facility Lenders; (l) the First Lien Exit Facility Agent; (m) the Second Lien Exit Facility Lenders; (n) the Second Lien Exit Facility Agent; (o) the Hedge Parties; (p) Schlumberger Technology Corporation; (q) the Supporting Interest Holders; and (r) with respect to each of the foregoing entities in clauses (a) through (r), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, participants, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity

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holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, advisors, accountants, investment bankers, consultants, representatives, and other professionals.

114. “Releasing Parties” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Parties; (d) the Term Lenders; (e) the Second Lien Noteholders; (f) the Ares Equity Holders; (g) the Term Agent; (h) the Second Lien Trustee; (i) the DIP Lenders; (j) the DIP Agent; (k) the First Lien Exit Facility Lenders; (l) the First Lien Exit Facility Agent; (m) the Second Lien Exit Facility Lenders (n) the Second Lien Exit Facility Agent; (o) the Hedge Parties; (p) all holders of Claims; (q) Schlumberger Technology Corporation; (r) the Supporting Interest Holders; and (s) with respect to each of the foregoing entities in clauses (a) through (s), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, participants, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, advisors, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, in no event shall any holder of an Interest in Gastar, in its capacity as such, be a “Releasing Party.”

115. “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

116. “Reporting Triggering Event” has the meaning given to such term in Article IV.E.2 of the Plan.

117. “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the RSA.

118. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan and contemplated in the RSA.

119. “RSA” means that certain Restructuring Support Agreement, dated as of October 26, 2018, by and among the Debtors and the Consenting Parties, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

120. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Consenting Parties and the Debtors.

121. “SEC” means the U.S. Securities and Exchange Commission.

122. “Second Lien Additional Amount” means $23,369,951.46.

123. “Second Lien Exit Facility Agent” means the administrative agent under the Second Lien Exit Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Second Lien Exit Facility Loan Agreement.

124. “Second Lien Exit Facility Documents” means the agreements memorializing the Second Lien Exit Facility, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the Second Lien Exit Facility.

125. “Second Lien Exit Facility Lenders” means those lenders party to the Second Lien Exit Facility Loan Agreement.

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126. “Second Lien Exit Facility Loan Agreement” means that certain loan agreement memorializing the Second Lien Exit Facility, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), the Second Lien Exit Facility Agent, and the Second Lien Exit Facility Lenders.

127. “Second Lien Exit Facility” means, that certain $200 million second lien term loan credit facility, the form of which shall be consistent with the RSA and Exit Facility Term Sheet entered into, as applicable, by and among the Debtors, Reorganized Debtors, the Second Lien Exit Facility Lenders, and the administrative agent thereunder, the documentation for which shall be set forth in the Plan Supplement. Notwithstanding the foregoing, the Consenting Parties shall have the right to reduce the principal amount of the Second Lien Exit Facility in such amount as they may determine on or prior to the Effective Date.

128. “Second Lien Indenture” means that certain Indenture dated March 3, 2017 (as amended, restated, modified or supplemented from time to time), by and among Gastar, as issuer, the guarantors specified therein or in related transaction documentation, and the Second Lien Trustee.

129. “Second Lien Noteholders” means the holders of Second Lien Notes.

130. “Second Lien Notes Claims” means all Claims rising under or in respect of the Second Lien Indenture, which, if the DIP Toggle Event has occurred, shall include the Second Lien Additional Amount.

131. “Second Lien Notes” means the notes issued pursuant to the Second Lien Indenture.

132. “Second Lien Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Second Lien Indenture.

133. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

134. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

135. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

136. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

137. “Senior Additional Amount” means $50,541,158.61.

138. “Statutory Lien Claims” means any Claims (other than Claims paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court) secured by statutory mechanic’s or construction liens as of the Petition Date in accordance with applicable non-bankruptcy law.

139. “Subordinated Securities Claim” means a Claim of the type described in and subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

140. “Supporting Interest Holders” means, collectively: (a) funds or Entities affiliated with Fir Tree Capital Management LP in their capacity as holders of Existing Common Interests; (b) funds or Entities affiliated with York Capital Management Global Advisors, LLC in their capacity as holders of Existing Common Interests; and (c) funds or Entities affiliated with Aedes, LLC in their capacity as holders of Existing Preferred Interests.

141. “Term Agent” means Wilmington Trust, National Association.

142. “Term Lenders” means the lenders to the Term Loan Credit Agreement.

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143. “Term Loan Claims” means any and all Claims arising under or in respect of the Term Loan Credit Agreement, which, if the DIP Toggle Event has occurred, shall include the Senior Additional Amount (regardless of whether the Term Loan Refinancing (as defined in the DIP Term Sheet) has occurred).

144. “Term Loan Credit Agreement” means the Third Amended and Restated Credit Agreement, dated March 3, 2017 (as amended, restated, modified or supplemented from time to time) by and among Gastar, as borrower, the guarantors specified therein or in related transaction documentation, the Term Lenders from time to time party thereto, the Term Agent.

145. “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

146. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

147. “Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, restated or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and the RSA all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (15) any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter. Notwithstanding the foregoing, no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

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B.	DIP Claims.

Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, (a) each holder of an Allowed DIP Claim arising on account of the New Money DIP Loans shall receive its Pro Rata share of participation in the First Lien Exit Facility in an amount equal to such Allowed DIP Claims outstanding on the Effective Date, (b) each holder of an Allowed DIP Claim, other than Allowed DIP Claims arising on account of the New Money DIP Loans, shall receive its Pro Rata share of participation in the Second Lien Exit Facility in an equal face amount up to an aggregate amount of $200 million, and (c) each holder of any remaining Allowed DIP Claims not refinanced or otherwise satisfied pursuant to the First Lien Exit Facility or Second Lien Exit Facility (which shall constitute Equitized Senior Obligations) shall receive such holder’s Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and, as applicable upon the occurrence of a DIP Toggle Event, General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the New Warrants and the Management Incentive Plan (such treatment, the “DIP Facility Payoff”). Notwithstanding the foregoing, the Consenting Parties shall have the right to reduce the principal amount of the Second Lien Exit Facility in such amount as they may determine on or prior to the Effective Date.

Unless and until the DIP Facility Payoff has occurred, notwithstanding entry of the Confirmation Order and anything to the contrary in this Plan or the Confirmation Order, (i) none of the DIP Claims shall be discharged, satisfied or released or otherwise affected in whole or in part, and each of the DIP Claims shall remain outstanding, (ii) none of the Liens securing the DIP Claims shall be deemed to have been waived, released, satisfied or discharged, in whole or in part, and (iii) none of the DIP Loan Documents shall be deemed terminated, discharged, satisfied or released or otherwise affected in whole or in part, and each such agreement, instrument and document shall remain in effect.

C.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining funds in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the anticipated Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

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4.	Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Code.

D.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Hedge Party Claims	Impaired	Entitled to Vote
Class 4	Statutory Lien Claims	Impaired	Entitled to Vote
Class 5	Term Loan Claims	Impaired	Entitled to Vote
Class 6	Second Lien Notes Claims	Impaired	Entitled to Vote
Class 7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 8	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Interests in Debtors other than Gastar	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 10	Existing Preferred Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Existing Common Interests and Subordinated Securities Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

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B.	Treatment of Claims and Interests.

Provided that a DIP Toggle Event has not occurred, each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent that a holder of an Allowed Claim or Allowed Interest agrees to a less favorable treatment. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 1 Claim shall receive, at the option of the applicable Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties:

(i)	payment in full in Cash of its Allowed Class 1 Claim;

(ii)	the collateral securing its Allowed Class 1 Claim;

(iii)	Reinstatement of its Allowed Class 1 Claim; or

(iv)	such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)

Treatment: Each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim on the later of (i) the Effective Date or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Class 2 Claim.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 - Hedge Party Claims

(a)	Classification: Class 3 consists of Hedge Party Claims against any Debtor.

(b)	Allowance: Class 3 Claims shall be Allowed on the Effective Date in full.

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(c)	Treatment: Each holder of an Allowed Class 3 Claim shall receive Cash in an amount equal to 100% of the Allowed amount of such holder’s Claims, payable in the following installments:

(i)

on the Effective Date, an amount (the “Catch-Up Payment Amount”) equal to the product of (A) the number of monthly settlement payments that would have occurred after the Hedge Termination Date and on or prior to the Effective Date had the Hedge Party Claims not been liquidated divided by 14 and (B) the applicable Hedge Party Claims Payment Amount with respect to such holder; and

(ii)

the remaining amount of the Hedge Party Claims Payment Amount with respect to such holder in equal monthly installments beginning on the first day of the first month following the Effective Date and ending on December 1, 2019, pursuant to the Hedge Party Secured Notes.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.	Class 4 - Statutory Lien Claims

(a)	Classification: Class 4 consists of Statutory Lien Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 4 Claim shall receive:

(i)	on the Effective Date, cash in an amount equal to 50% of the Allowed amount of such holder’s Allowed Class 4 Claim; and

(ii)	on the date that is six months following the Effective Date, cash in an amount equal to the remaining 50% of the Allowed amount of such holder’s Allowed Class 4 Claim.

(c)

Lien Release: Liens against the Debtors’ assets securing payment of the Statutory Lien Claims shall remain in full force and effect until full payment in accordance with this Article III.B.4 of this Plan; provided, however, that the holder of Statutory Lien Claims shall agree to release and shall be deemed to have released said liens solely as they relate to the working interests of non-Debtor entities upon its receipt of the Effective Date payment provided for in subsection (b)(i) above. Pending payment in full in accordance with this Article III.B.4, no liens securing the First Lien Exit Facility shall be senior to the liens on the collateral securing payment of the Statutory Lien Claims.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.	Class 5 – Term Loan Claims

(a)	Classification: Class 5 consists of all Term Loan Claims.

(b)	Allowance: Class 5 Claims shall be Allowed on the Effective Date in full.

(c)	Treatment: Each holder of an Allowed Class 5 Claim shall receive:

(i)

only to the extent there is remaining availability under the Second Lien Exit Facility after the refinancing and satisfaction of all Allowed DIP Claims in accordance with Article II.B of this Plan, its Pro Rata share of participation in such remaining availability under the Second Lien Exit Facility in an equal face amount not to exceed $200 million; and

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(ii)

to the extent there are remaining Allowed Class 5 Claims not refinanced or otherwise satisfied pursuant to the Second Lien Exit Facility (which remaining amounts shall constitute Equitized Senior Obligations), its Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and, as applicable upon the occurrence of a DIP Toggle Event, General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the Management Incentive Plan and the New Warrants.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6 – Second Lien Notes Claims

(a)	Classification: Class 6 consists of all Second Lien Notes Claims.

(b)	Allowance: Class 6 Claims shall be Allowed on the Effective Date in full.

(c)

Treatment: Each holder of an Allowed Class 6 Claim shall receive its Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and, as applicable upon the occurrence of a DIP Toggle Event, General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the Management Incentive Plan and the New Warrants.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.

7.	Class 7 - General Unsecured Claims

(a)	Classification: Class 7 consists of all General Unsecured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 7 Claim shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of:

(i)	the Effective Date; or

(ii)

the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 7 is Unimpaired under the Plan. Holders of Allowed Class 7 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Claims in Class 7 are not entitled to vote to accept or reject the Plan.

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8.	Class 8 - Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims

(b)

Treatment: Class 8 Claims shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties, either Reinstated or cancelled and released without any distribution.

(c)

Voting: Class 8 is Unimpaired if the Class 8 Claims are Reinstated or Impaired if the Class 8 Claims are cancelled. Holders of Class 8 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 - Interests in the Debtors other than Gastar

(a)	Classification: Class 9 consists of all Interests in the Debtors other than Gastar.

(b)

Treatment: Class 9 Interests shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Consenting Parties, either Reinstated or cancelled and released without any distribution.

(c)

Voting: Class 9 is Unimpaired if the Class 9 Interests are Reinstated or Impaired if the Class 9 Interests are cancelled. Holders of Class 9 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 - Existing Preferred Interests

(a)	Classification: Class 10 consists of all Existing Preferred Interests in Gastar.

(b)

Treatment: Class 10 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 10 Interests will not receive any distribution on account of such Class 10 Interests. Notwithstanding the foregoing, holders of Class 10 Interests shall receive their Pro Rata share of Cash in an amount equal to $150,000.

(c)

Voting: Class 10 Existing Preferred Interests are Impaired under the Plan. Holders of Interests in Class 10 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 10 Interests are not entitled to vote to accept or reject the Plan.

11.	Class 11 - Existing Common Interests and Subordinated Securities Claims

(a)	Classification: Class 11 consists of all Existing Common Interests in and all Subordinated Securities Claims against Gastar.

(b)

Treatment: Class 11 Claims and Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 11 Claims and Interests will not receive any distribution on account of such Class 11 Claims and Interests. Notwithstanding the foregoing, holders of Class 11 Claims and Interests other than the Ares Equity Holders shall receive their Pro Rata share of Cash in an amount equal to $150,000

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(c)

Voting: Class 11 Existing Common Interests and Subordinated Securities Claims are Impaired under the Plan. Holders of Interests and Claims in Class 11 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 11 Interests and Claims are not entitled to vote to accept or reject the Plan.

C.	Certain Provisions Effective Upon the Occurrence of a DIP Toggle Event.

Notwithstanding anything to the contrary in this Plan, in the event that a DIP Toggle Event has occurred, each holder of an Allowed Claim or Allowed Interest, as applicable, in Class 7, Class 10, and Class 11 shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent that a holder of an Allowed Claim or Allowed Interest agrees to a less favorable treatment. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter. For the avoidance of doubt, all holders of Allowed Claims or Allowed Interests, as applicable, in Classes other than Class 7, Class 10, or Class 11 shall receive the treatment applicable to such Allowed Claims or Allowed Interests, as applicable, prescribed under Article III.B of this Plan.

7.	Class 7 - General Unsecured Claims (Treatment upon the Occurrence of a DIP Toggle Event)

(a)	Classification: Class 7 consists of all General Unsecured Claims against any Debtor.

(b)

Treatment: Each holder of an Allowed Class 7 Claim shall receive its Pro Rata share (measured by reference to the aggregate amount of Equitized Senior Obligations, Second Lien Notes Claims, and General Unsecured Claims) of 100% of the New Common Equity, subject to dilution on account of, as applicable, the Management Incentive Plan.

(c)

Voting: Class 7 General Unsecured Claims are Impaired under the Plan. Holders of Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

10.	Class 10 - Existing Preferred Interests (Treatment upon the Occurrence of a DIP Toggle Event)

(a)	Classification: Class 10 consists of all Existing Preferred Interests in Gastar.

(b)

Treatment: Class 10 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 10 Interests will not receive any distribution on account of such Class 10 Interests.

(c)

Voting: Class 10 Existing Preferred Interests are Impaired under the Plan. Holders of Interests in Class 10 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 10 Interests are not entitled to vote to accept or reject the Plan.

11.	Class 11 - Existing Common Interests and Subordinated Securities Claims (Treatment upon the Occurrence of a DIP Toggle Event)

(a)	Classification: Class 11 consists of all Existing Common Interests in and all Subordinated Securities Claims against Gastar.

(b)

Treatment: Class 11 Claims and Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 11 Claims and Interests will not receive any distribution on account of such Class 11 Claims and Interests.

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(c)

Voting: Class 11 Existing Common Interests and Subordinated Securities Claims are Impaired under the Plan. Holders of Interests and Claims in Class 11 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 11 Interests and Claims are not entitled to vote to accept or reject the Plan.

Upon the occurrence of a DIP Toggle Event and prior to the Confirmation Hearing, the Debtors, after consultation and with the consent of the Consenting Parties, shall implement such other technical modifications to the Plan as are necessary to implement the Restructuring Transactions consistent with the foregoing.

D.	Release of Statutory Liens.

The prepetition statutory liens securing any Statutory Lien Claims shall be automatically released and discharged on the Effective Date without the requirement of any further notice, demand or order of the Bankruptcy Court or any other court or any action by any party. Immediately upon payment on the Effective Date of 50% of an Statutory Lien Claims, as contemplated by this Plan, each holder of Statutory Lien Claims shall take all commercially reasonable actions to effectuate and document the release of such prepetition liens securing such Statutory Lien Claims in accordance with applicable non-bankruptcy law.

E.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

F.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

G.	Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

H.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Common Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

I.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules

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J.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

K.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors, with the consent of the Consenting Parties, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Term Loan Claims or the Second Lien Notes Claims and (2) any claim to avoid, subordinate, or disallow any Term Loan Claim or the Second Lien Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On the Effective Date, the applicable Debtors or the Reorganized Debtors, with the consent of the Consenting Parties, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan or otherwise contemplated by the RSA, including the issuance of all securities, notes, instruments, certificates , and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, other corporate transactions, or any other transaction described in, approved by, contemplated by or necessary to effectuate the Plan, in each case subject to the DIP Orders and any limitations or agreement set forth in the RSA or the DIP Loan Documents (collectively, the “Restructuring Transactions”). The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer,

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assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other organizational documents pursuant to applicable state or provincial law; (4) as applicable, all transactions necessary to provide for the purchase of substantially all of the asserts or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Gastar, which may be structured as a taxable transaction for United States federal income tax purposes; and (5) all other actions that the Debtors or the Reorganized Debtors, with the consent of the Consenting Parties, determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C.	Definitive Documentation.

Except as set forth in the immediately succeeding sentence, all Definitive Documents shall be in form and substance reasonably acceptable to the Debtors and the Consenting Parties. Notwithstanding the foregoing, (1) the Plan, the Plan Supplement (but excluding the New Organizational Documents), the Disclosure Statement, the DIP Orders, the DIP Loan Documents, the First Lien Exit Facility Documents, and the Second Lien Exit Facility Documents shall each be in form and substance satisfactory to the Consenting Parties and the Debtors, each in their sole discretion, and (2) each of the New Organizational Documents shall be in form and substance satisfactory solely to the Consenting Parties in their sole discretion.

D.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

E.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Equity; (3) the New Warrants, (4) the First Lien Exit Facility, (5) the Second Lien Exit Facility; and (6) the Hedge Party Secured Notes.

1.	Issuance of New Common Equity.

The issuance of the New Common Equity, including options, or other equity awards, if any, reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity required to be issued under the Plan and pursuant to its New Organizational Documents. On the Effective Date, the Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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2.	Issuance of New Warrants.

On the Effective Date, the Debtors will issue the New Warrants only to the extent required to provide for distributions to holders of Class 10 and Class 11 Interest as contemplated by this Plan.

The issuance of the New Warrants shall be conditioned upon each of the following: (i) the holders of the New Warrants holding passive positions (i.e., no minority governance, registration, or similar rights) following such issuance, and any exercise, of the New Warrants; (ii) such issuance of the New Warrants being exempt from the registration requirements under the Securities Act and any other applicable federal, state or other securities laws; (iii) in no event shall any fractional New Warrants be required to be issued; (iv) such issuance of New Warrants not resulting in any of the entities holding the reorganized business of the Debtors following the consummation of the Restructuring Transaction being required to be a publicly held company or otherwise being required to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise (a “Reporting Triggering Event”); and (v) in no event shall any New Warrants be required to be issued to any competitors of the Debtors.

Notwithstanding the foregoing, in the event that the issuance of the New Warrants would result in the issuance of fractional New Warrants, the occurrence of a Reporting Triggering Event or the issuance of New Warrants to a competitor of the Debtors, the Consenting Parties (prior to the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, each in their sole discretion, be entitled to elect (a “Cash-Out Election”):

(a)

in the case of the failure of the condition set forth in such clause (iii) and/or the condition set forth in such clause (iv), to direct that any holder or holders of Existing Preferred Interests and any holders or holders of Existing Common Interests designated by the Consenting Parties (the designation of such holders to be made in the sole discretion of the Consenting Parties and taking into account the purpose of preventing the issuance of fractional New Warrants and/or the occurrence of a Reporting Triggering Event, as the case may be) shall receive instead of New Warrants a distribution of cash in an amount equal to the New Warrant Value of the New Warrants such holders would have otherwise received but for the failure of the applicable conditions(s); and/or

(b)

in the case of the failure of the condition set forth in such clause (v), to direct that such holders of Existing Preferred Interests and holders of Existing Common Interests that are competitors of the Debtors shall be entitled to a distribution of cash in an amount equal to the New Warrant Value of the New Warrants such holders would have otherwise received but for the failure of the applicable condition.

In the event the Consenting Parties (prior to the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, make any Cash-Out Election(s), then the amount of New Warrants granted pursuant to this Plan shall be reduced accordingly.

The New Warrants shall not be registered under the Securities Act or any other applicable federal, state or other securities laws, and will be issued pursuant to applicable exemptions therefrom. The New Warrants shall be transferable subject to restrictions pursuant to applicable federal, state and other securities laws. In addition, such New Warrants shall only be transferable to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act and “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act who are not disqualified persons under Rule 506(d) of Regulation D promulgated under the Securities Act.

The New Warrants shall also be subject to restrictions:

(a)

designed to prevent the occurrence of circumstances that are reasonably expected by the Consenting Parties to require registration or qualification of the New Warrants pursuant to federal, state or other securities laws, or require the Consenting Parties to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise;

(b)

on transfers that would subject the Consenting Parties or the Reorganized Debtors to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the U.S. Employee Retirement Income Security Act of 1974, each as amended;

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(c)	as specified in the Warrant Agreement; and

(d)	on transfers to competitors.

All holders of New Common Equity issued or issuable upon the exercise of the New Warrants shall be required to become parties to a stockholders or similar agreement with respect to the post-emergence equity in the entities holding the reorganized business of the Debtors.

In the event that a sale is consummated prior to the 3-year anniversary of the Effective Date, any New Warrants then remaining outstanding and unexercised shall expire worthless and will automatically be cancelled for no further consideration. For the avoidance of doubt, no holder of New Warrants shall be entitled to the fair market value of the New Warrants (using the Black Scholes model or otherwise) in connection with a sale, but shall have the right to exercise the New Warrants at any time prior to such sale. The Debtors shall provide the holders of the New Warrants with five (5) business days’ prior written notice of a sale. As used in this paragraph, the term “sale” applies to any transaction with respect to the Debtors (or any successor to the Debtors) and/or its subsidiaries taken as a whole and means (i) any consolidation, (ii) any merger, (iii) any disposition, transfer, conveyance or sale of all or a majority of the assets or equity interests, (iv) any transaction in which the holders of equity interests (other than the New Warrants) are entitled to receive (either directly or upon subsequent liquidation) cash, securities or other property with respect to, or in exchange for, such equity interests, and/or (v) any transaction similar to the foregoing.

For the avoidance of doubt, notwithstanding anything to the contrary in this Plan, neither the Debtors nor any of the entities holding the reorganized business of the Debtors following the Effective Date shall be required to take any action that would result in the Debtors or such entity, as the case may be, being required to make or file public periodic reports pursuant to any applicable federal, state or other securities laws or otherwise.

3.	First Lien Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the First Lien Exit Facility, the terms of which will be set forth in the First Lien Exit Facility Documents. The First Lien Exit Facility shall take the form of a first lien delayed draw term loan facility in the aggregate amount of $100 million. On the Effective Date, the First Lien Exit Facility shall have an amount outstanding equal to the drawn amount of the New Money DIP Loans on the Effective Date. All committed, but undrawn New Money DIP Loans as of the Effective Date shall convert to commitments for future term loans under the First Lien Exit Facility. The First Lien Exit Facility shall otherwise contain terms and provisions as set forth in the Exit Facility Term Sheet.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the First Lien Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the First Lien Exit Facility, including the First Lien Exit Facility Documents, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as (A) the Debtors, with the consent of the Consenting Parties or (B) Reorganized Debtors (the foregoing (A) or (B) as applicable), may deem to be necessary to consummate the First Lien Exit Facility, (iii) grant the Liens on and security interests in all assets of each Reorganized Debtor securing such Reorganized Debtors’ indebtedness liabilities and obligations under the First Lien Exit Facility Documents, and (iv) and pay of all fees, indemnities, and expenses provided for in the First Lien Exit Facility Documents.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the First Lien Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the First Lien Exit Facility Documents, (c) shall be deemed perfected on the Effective Date automatically, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any action (including taking possession of any such collateral), but the First Lien Exit Facility Agent, in its discretion,

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shall be authorized to make any such recording or filing or to take any such action, and in such event the Reorganized Debtors shall cooperate with and assist the First Lien Exit Facility Agent, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

4.	Second Lien Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Second Lien Exit Facility, the terms of which will be set forth in the Second Lien Exit Facility Documents and which shall be deemed to be fully drawn on the Effective Date. The Second Lien Exit Facility shall take the form of a second lien term loan facility in the aggregate amount of $200 million. The Second Lien Exit Facility shall otherwise contain terms and provisions as set forth in the Exit Facility Term Sheet, and may be documented as one multi-tranche credit facility together with the First Lien Exit Facility.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Second Lien Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the Second Lien Exit Facility, including the Second Lien Exit Facility Documents, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as (A) the Debtors, with the consent of the Consenting Parties or (B) Reorganized Debtors (the foregoing (A) or (B) as applicable), may deem to be necessary to consummate the Second Lien Exit Facility, (iii) grant the Liens on and security interests in all assets of each Reorganized Debtor securing such Reorganized Debtors’ indebtedness liabilities and obligations under the Second Lien Exit Facility Documents, and (iv) pay all fees, indemnities, and expenses provided for in the Second Lien Exit Facility Documents.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Second Lien Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Second Lien Exit Facility Documents, (c) shall be deemed perfected on the Effective Date automatically, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any action (including taking possession of any such collateral), but the Second Lien Exit Facility Agent, in its discretion, shall be authorized to make any such recording or filing or to take any such action, and in such event the Reorganized Debtors shall cooperate with and assist the Second Lien Exit Facility Agent, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

5.	Hedge Party Secured Notes

On the Effective Date, the Reorganized Debtors shall enter into the Hedge Party Secured Notes, which shall contain terms and provisions consistent with the Hedge Party Term Sheet. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Hedge Party Secured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, to (i) execute and deliver those documents necessary or appropriate to obtain the Hedge Party Secured Notes and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors (or Reorganized Debtors, as applicable), the Hedge Parties and the Consenting Parties, may deem to be necessary to consummate the Hedge Party Secured Notes.

F.	Holders of Working and Similar Interests

The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and holders of claims related to joint-interest billings and other similar working interests (but excluding, for the avoidance

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of doubt, midstream contracts, gathering contracts or any similar contracts or agreements) shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.

Notwithstanding the foregoing, nothing in this Article IV.F of this Plan shall limit the Debtors’ rights to reject any executory contract or unexpired lease in accordance with the Bankruptcy Code or pursuant to Article V of this Plan.

G.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist as of and after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the RSA, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

H.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions) or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan (including, without limitation, with respect to the First Lien Exit Facility Documents, the Second Lien Exit Facility Documents, the Hedge Secured Note, and any obligations thereunder, which shall not be cancelled or discharged under the Plan), the Confirmation Order, or any agreement or instrument or other document entered into in connection with or pursuant to the Plan, all notes, equity interests (including options or warrants exercisable for, or rights to acquire, such equity interests, whether or not vested), instruments, certificates, and other documents evidencing Claims against or Interests in the Debtors, shall be cancelled and the obligations of the Debtors and any non-Debtor affiliate thereunder or in any way related thereto shall be discharged. Notwithstanding such cancellation and discharge, anything to the contrary in the Plan or the Conformation Order or the occurrence of the Effective Date, but subject to any applicable provisions of Article VI, the DIP Loan Documents, the Term Loan Documents and the Second Lien Documents shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under either the DIP Loan Documents, the Term Loan Documents or the Second Lien Documents to receive Plan Distributions; (2) permit the Reorganized Debtors, the DIP Agent, the Term Agent and the Second Lien Trustee to make Plan Distributions on account of the Allowed Claims under the DIP Loan Documents, the Term Loan Documents, the Second Lien Documents, as applicable; and (3) preserve any rights of the Term Agent or Second Lien Trustee and any respective predecessor thereof as against any money or property distributable to holders of Term Loan Claims or Second Lien Notes Claims, respectively, including any priority in respect of payment of fees, expenses, or indemnification and the right to exercise any charging lien. Except as provided in this Plan (including Article VI of this Plan), on the Effective Date, the DIP Agent, the Term Agent, the Second Lien Trustee, and their respective agents, successors and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Loan Documents, the Term Loan Documents, and the Second Lien Documents, as applicable. The commitments and obligations (if any) of the Term Lenders and/or the DIP Lenders to extend any further or future credit or financial accommodations to any of the

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Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Credit Agreement or the Term Loan Credit Agreement, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision of the DIP Credit Agreement or DIP Orders are of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Claims.

J.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan and consistent with the RSA shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Common Equity; (4) implementation of the Restructuring Transactions; (5) issuance of the New Warrants; (6) entry into the Warrant Agreement, the Second Lien Exit Facility Documents, and the First Lien Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for or contemplated in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect except as set forth in the RSA, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the New Organizational Documents, the New Warrants and the Warrant Agreement (as applicable), the First Lien Exit Facility Documents (as applicable), the Second Lien Exit Facility Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended, amended and restated, or replaced as may be necessary to effectuate the transactions contemplated or permitted by the Plan. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of incorporation if and to the extent required in accordance with the corporate laws of the respective state or country of incorporation. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be consistent with the Restructuring Term Sheet and shall be included as exhibits to the Plan Supplement. After the Effective Date, the Reorganized Debtors may amend and restate New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and all of the directors for the initial term of the New Board shall be appointed by the Consenting Parties. The New Board shall initially consist of five members. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. The members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

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M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Certain Securities Law Matters

The issuance, and distribution of the New Common Equity and the New Warrants (including shares of New Common Stock upon the exercise thereof), as contemplated by Article III of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except for any such New Common Stock and New Warrants (including shares of New Common Stock upon the exercise thereof) to be issued to the Ares Equity Holders and to the Consenting Parties (the “Private Placement Securities”, and the other shares of New Common Stock and the New Warrants noted above that do not constitute Private Placement Securities, the “1145 Securities”)), which securities shall be issued without registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or any other available exemption from registration under the Securities Act, as applicable. Such New Common Equity and New Warrants that are 1145 Securities will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents and the Warrant Agreement, as applicable. In addition to the foregoing restrictions on transfers, as applicable, the Private Placement Securities will be “restricted securities” subject to resale restrictions under applicable securities laws, and may not be resold, exchanged, assigned or otherwise transferred except pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. Any Persons receiving “restricted securities” under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

O.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, financing statement, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant or maintenance of collateral as security for any or all of the First Lien Exit Facility or Second Lien Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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P.	Management Incentive Program.

On the Effective Date, the Debtors shall reserve shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity to be available for grant from time to time to employees of the reorganized business of the Debtors pursuant to the Management Incentive Plan in an aggregate amount equal to ten percent (10%) of the New Common Equity, on a fully diluted, fully distributed basis. All terms, conditions, allocations, securities types, exercise prices and grants of individual awards under the Management Incentive Plan shall be subject to the approval of the New Board. Notwithstanding the foregoing, (a) no awards under the Management Incentive Plan shall vest on confirmation of the Plan and (b) the amount of awards permitted to be granted under the Management Incentive Plan each year will be subject to limitations to be determined by the New Board so that the award of grants will be staggered over a period of time.

Q.	Employee and Retiree Benefits.

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.	Corporate Structuring Transactions

Notwithstanding anything to the contrary in the Plan, the Debtors (with the consent of the Consenting Parties) or the Reorganized Debtors, as applicable, may structure the Restructuring Transactions (a) in a tax-efficient manner designed to preserve the Debtors’ favorable tax attributes for the benefit of the Reorganized Debtors and the holders of the New Common Equity following the consummation of the Restructuring Transaction and (b) to enable the Debtors or their successor to emerge on the Effective Date in the organizational form, and with the tax structure and tax elections, requested or consented to by the Consenting Parties. Without limiting the foregoing, and subject to the prior consent of or at the express direction of the Consenting Parties, such tax related structuring may be effectuated through one or more of the following means (or such other means requested or consented to by the Consenting Parties): (a) on or prior to the Effective Date, the Debtors or the Reorganized Debtors may effectuate internal corporate reorganizations (i) to preserve and/or house in a holding entity the Debtors’ favorable tax attributes, including, without limitation, the Debtors’ net operating losses, (ii) to contribute certain of the Debtors’ assets to one or more subsidiaries; (iii) to convert into, transfer its assets to or cause the equity interests in it to be transferred to, in each case, a limited liability company or a limited partnership, and/or (iv) as a result of which the Consenting Parties hold a portion of their equity interests in the Reorganized Debtors through a corporation (the “Corporation”) and another portion of such equity interests through a limited liability company or a limited partnership and (y) the New Warrants (as defined in the Term Sheet) are issued by the Corporation (b) on or prior to the Agreement Effective Date, the Consenting Second Lien Noteholders may sell or assign their Second Lien Claims (or the rights to receive the New Common Equity that such holders would receive under the Plan on account of such Second Lien Claims) to third-party investors, subject to the terms of the RSA; and (c) the Debtors or Reorganized Debtors may issue new preferred equity or common equity to third-party investors.

S.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

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The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan, each Executory Contract and Unexpired Lease (including those set forth in the Assumed Executory Contract and Unexpired Lease List) shall, subject to the consent of the Consenting Parties, be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are determined to be rejected by the Debtors, with the consent of the Consenting Parties or the Reorganized Debtors, as applicable, including: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject an Executory Contract or Unexpired Lease Filed by the Debtors and pending on the Confirmation Date; (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (6) those that previously expired or terminated pursuant to its own terms.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the Assumed Executory Contract and Unexpired Lease List and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List or Assumed Executory Contract and Unexpired Lease List identified in this Article V.A and in the Plan Supplement at any time through and including forty-five (45) days after the Effective Date.

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To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Indemnification Obligations.

All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases Assumed.

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed Cure amounts to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in such notice.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

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If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors, with the consent of the Consenting Parties, and the Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.A.3. shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition (including based on the issuance of the New Common Equity pursuant to the Plan) or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to or on the effective date of assumption. The Consummation of the Plan and the Restructuring Transactions shall not allow any counterparty to any of the Debtors’ contracts or leases (including, without limitation, any Executory Contract or Unexpired Lease) to exercise any rights or remedies based on any “change-in-control” provision or similar limitation or restriction in such contracts or leases. Any attempt by such counterparties to exercise any rights or remedies based on a “change-in-control” provision or similar limitation or restriction in such contracts or leases based on the Consummation of the Plan or the Restructuring Transactions shall be void and of no force and effect. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C.3., shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List or the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

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G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Allowed Interests (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class; provided, however, that distributions in respect of publicly held securities shall be made on, or as soon as practicable after, the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all reasonable costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

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2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual and documented attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, the Distribution Record Date with respect to publicly held securities shall be deemed to refer to the date such distribution are made by the Disbursing Agent.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder. For the avoidance of doubt, distributions in respect of publicly held securities shall, where applicable, be effected via customary methods to make distributions through The Depository Trust Company, including via a mandatory exchange upon surrender thereof.

No fractional shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity or New Warrants shall be distributed, and, subject to Article IV.D.2 hereof, no cash shall be distributed in respect to such fractional amounts. Subject to Article IV.D.2 hereof, when any distribution of pursuant to the Plan would otherwise result in the issuance of a number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity or New Warrants that is not a whole number, the actual distribution of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity or New Warrants, as applicable, shall be rounded as follows: (a) fractions of greater than one-half (1⁄2) shall be rounded to the next higher whole number, and (b) fractions of one-half (1⁄2) or less shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Units or New Warrants, as applicable, to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding. The Depository Trust Company is considered a single holder for rounding and distribution purposes and no additional cash or securities will be distributed to The Depository Trust Company on account of rounding at the participant or beneficial holder level therein.

The Reorganized Debtors shall reimburse the Term Agent and the Second Lien Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

3.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b)

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of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any holder of Claims and Interests to such property or interest in property shall be discharged and forever barred.

E.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

F.	Allocations.

Except as provided in the DIP Loan Documents with respect to the DIP Claims, the Term Loan Documents with respect to the Term Loan Claims, and the Second Lien Documents with respect to the Second Lien Notes Claims, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

H.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

I.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than DIP Claims, Term Loan Claims or Second Lien Notes Claims), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

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J.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Except as otherwise provided herein, if a party files a Proof of Claim and the Debtors (with the consent of the Consenting Parties) or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII.E.1. of the Plan. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.	Allowance of Claims.

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors (with the consent of the Consenting Parties) may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors (with the consent of the Consenting Parties) and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors (with the consent of the Consenting Parties) or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of a Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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G.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

H.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except with respect to the First Lien Exit Facility Documents, the Hedge Party Secured Note Documents, the Second Lien Exit Facility Documents, the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such

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Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocable and forever, released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between the Debtors, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Definitive Documentation, the RSA or Hedge Party RSA or the related prepetition transactions, the Disclosure Statement, the DIP Facility, the First Lien Exit Facility, the Hedge Party Secured Notes, the Second Lien Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Credit Agreement, or the Plan, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for any Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or fraud grounded in deliberate recklessness. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any post-Effective Date obligations of any party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents or (ii) any Causes of Action identified in the Schedule of Retained Causes of Action.

D.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party hereby releases and discharges, and is deemed to have released and discharged, conclusively, absolutely, unconditionally, irrevocably and forever, each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise (including any derivative claims, asserted on behalf of the Debtors) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between the Debtors, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Definitive Documentation, RSA or Hedge Party RSA or the related prepetition transactions, the Disclosure Statement, the DIP Facility, the First Lien Exit Facility, the Hedge Party Secured Notes, the Second Lien Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and

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implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for any Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or fraud grounded in deliberate recklessness. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any Post-Effective Date obligations of any party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the First Lien Exit Facility Documents, the Second Lien Exit Facility Documents or any Claim or obligation arising under the Plan or (ii) any Causes of Action identified in the Schedule of Retained Causes of Action.

E.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Plan, the Plan Supplement, the Definitive Documentation, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything contained herein to the contrary, the foregoing exculpation does not release any Causes of Action identified in the Schedule of Retained Causes of Action.

F.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument or agreement (including those included in the Plan Supplement) executed to implement the Plan.

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G.	SEC Rights Reserved.

Nothing in the Plan or the Confirmation Order: (i) releases any Entity other than a Debtor from any claim or Cause of Action of the SEC; (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any claims, Causes of Action, proceedings or investigations against any Entity other than a Debtor in any forum; or, (iii) precludes the SEC from commencing or continuing any investigation or taking any action pursuant to its police or regulatory function against the Debtors or Reorganized Debtors to the extent permitted under sections 362(b)(4), 524, and 1141 of the Bankruptcy Code.

H.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the RSA shall not have been terminated and shall be in full force and effect;

2. all Definitive Documentation shall be in compliance with Article IV.C of this Plan;

3. the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been stayed, modified, vacated or reversed;

4. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

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5. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the RSA, the Restructuring Term Sheet, and the Plan;

6. all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

7. all professional fees and expenses of the advisors to the Consenting Parties (including Milbank, Tweed, Hadley & McCloy LLP and local counsel),the DIP Lenders, the DIP Agent, and any and all other advisors entitled to payment pursuant to the terms and conditions of the RSA shall have been paid in full;

8. all professional fees and expenses of the advisors to the Hedge Parties, and any and all other advisors entitled to payment pursuant to the terms and conditions of the Hedge Party RSA shall have been paid in full;

9. all reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) of the Second Lien Trustee and the Term Agent pursuant to the terms and conditions of the Second Lien Documents and the Term Loan Documents, respectively, shall have been paid in full;

10. all professional fees and expenses of Hunton Andrews Kurth LLP, as counsel to Aedes LLC, shall have been paid in an amount not to exceed $150,000 in the aggregate;

11. all professional fees and expenses of Quinn Emanuel Urquhart & Sullivan, LLP, as counsel to Fir Tree Capital Management LP and York Capital Management Global Advisors, LLC, shall have been paid in an amount not to exceed $150,000 in the aggregate;

12. entry into the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents;

13. the effectiveness of any other applicable Definitive Documentation; and

14. the Debtors shall have implemented the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the RSA, the Restructuring Term Sheet, and the Plan.

B.	Waiver of Conditions.

The conditions to the Effective Date set forth in this Article IX may be waived only with the prior written consent of the Consenting Parties, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Subject to the limitations set forth in the RSA and the Plan, the Debtors, with the consent of the Consenting Parties, reserve the right to amend or modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.

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Subject to those restrictions on modifications set forth in the Plan and the RSA and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of, and in a manner consistent with, the Plan and the RSA.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan that are consistent with Section X.A since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

Subject to the terms of the RSA, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims or Interests, (b) prejudice in any manner the rights of such Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, the Assumed Executory Contracts List or the Rejected Executory Contract List; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

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4. ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions or the enforcement of the RSA;

8. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J hereof;

14. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. enter an order concluding or closing the Chapter 11 Cases;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan;

18. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

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21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and released granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23. enforce all orders previously entered by the Bankruptcy Court; and

24. hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents, the First Lien Exit Facility and any documents related thereto, and the Second Lien Exit Facility and any documents related thereto, shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

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E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless and until the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors, to:

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Attention: Michael A. Gerlich, Chief Financial Officer

Email address: mgerlich@gastar.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Ross M. Kwasteniet, P.C. and John R. Luze

E-mail addresses: ross.kwasteniet@kirkland.com and john.luze@kirkland.com

2.	if to a Consenting Party:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Eric Waxman

Email address: ewaxman@aresmgmt.com

with copies to:

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

Attention: Paul S. Aronzon, Thomas R. Kreller, and Haig M. Maghakian

E-mail addresses: paronzon@milbank.com, tkreller@milbank.com, and

hmaghakian@milbank.com

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After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, on the Effective Date, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at www.bmcgroup.com/gastar (free of charge) or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy/ (for a fee). To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan, unless otherwise ordered by the Bankruptcy Court, such part of the Plan that does not constitute the Plan Supplement shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court at the request of the Debtors, with the consent of the Consenting Parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, any such alteration or interpretation shall be acceptable in form and substance to the Debtors and the Reorganized Debtors and the Consenting Parties. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and Consenting Parties’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

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M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision in the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

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Dated: December 12, 2018	GASTAR EXPLORATION INC.

on behalf of itself and all other Debtors

/s/ Michael A. Gerlich
Michael A. Gerlich
Chief Financial Officer